EXHIBIT 99.1
N E W S  R E L E A S E

HAVERTYS REPORTS RESULTS FOR SECOND QUARTER 2011

ATLANTA, GEORGIA, August 3, 2011 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports second quarter 2011 operating results of a loss per share of ($0.04) compared to a loss per share of ($0.03) for the same period of 2010.  The loss per share for the six months ended June 30, 2011 is ($0.07) compared to earnings per share of $.08 for the same period of 2010.

As previously reported, net sales for the second quarter of 2011 were 1.4% lower than in the same period of 2010 and down 1.3% for the first six months.

Clarence H. Smith, president and chief executive officer, said, “The current economic environment continues to be difficult for the housing industry and, by extension, the retail furniture business.  Last year’s first-time homebuyer tax credits provided some stimulus by accelerating activity forward into the first half of 2010.  Our emphasis on pricing discipline and cost controls contributed to a slight improvement in gross margins and reductions in SG&A expenses compared to the second quarter of 2010.  These positives were not sufficient to outpace the lower sales levels, resulting in a slightly higher loss.

We are striving to improve our business in the absence of better economic conditions. During the quarter we continued various projects including our major focus on enhancing store interiors and merchandise presentations as well as customer - facing and point of sale systems improvements.  Unique merchandise designs now in development should resonate well with customers as we separate Havertys from the competition with both product and service.

Although the tone of business remains challenging, we are pleased that total written sales for the third quarter to date are up 4.4% over the same period last year when a modest increase had been recorded.  The second quarter usually is the weakest for sales in our business and we look forward to performing better in the second half aided by the seasonal sales lift we normally experience.”

Financial Highlights

Second Quarter 2011 Compared to Second Quarter 2010

•	Net loss of $0.9 million in 2011 compared to $0.6 million in 2010.
•	Net sales decreased 1.4% to $143.1 million and comparable store sales decreased 1.4%.
•	Bedding sales continue to show year over year growth with strength at the higher price points.
•	Gross profit margins were relatively flat at 51.3% as a percent of sales compared to 51.2% and in line with our expectations.
•
Selling, general and administrative costs decreased $0.5 million.  Lower sales made leveraging the costs more difficult and accordingly total SG&A rose 0.4% as a percent of net sales. Occupancy expense was lower due to lower property taxes, selected rent reductions and reduced store count.  Higher fuel prices increased our delivery expenses and group insurance costs impacted our SG&A.

•	Our retail store count at June 30 was 118 versus 119.

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NEWS RELEASE – August 3, 2011  Page 2

Six Months ended June 30, 2011 Compared to Same Period of 2010

•	Net loss of $1.6 million in 2011 compared to earnings of $1.7 million in 2010.
           • Net sales decreased 1.3% to $297.3 million and comparable store sales decreased 1.0%.
•	Gross profit margins were 51.3% as a percent of sales compared to 51.7%. Rising inbound freight costs, which impacted our product costs during 2010, have stabilized.
•	Selling, general and administrative expense was relatively flat and with lower sales rose 0.7% as a percent of sales.
•
Income tax expense for the six months ended June 30, 2011 includes approximately $0.2 million related to a non-cash adjustment to our recorded income tax receivables.  For the 2010 period the income tax expense that would otherwise be recognized was virtually offset by a reduction in the allowance for deferred taxes.

Expectations and Other

•	Gross profit margins for the remainder of the year are expected to be similar to last year’s second half margins of 51.1%.
•	Advertising expense will be approximately 0.4% as a percent of sales greater in the second half 2011 than in the comparable prior year period.
•
We completed the relocation of a store in Austin, Texas during the second quarter and during the fourth quarter, we will open a store in the Boca Raton, FL market and also relocate our Asheville, NC, store.

•	Cash flow from operations for the six months ended June 30, 2011 was $15.2 million.
•	Cash at the end of the second quarter of 2011 totaled $62.0 million. We have no funded debt and $41.7 million of availability under our credit facility.
•	Our capital expenditures for 2011 are expected to be $19.5 million, which includes $4.8 million for the purchase of four existing Havertys stores previously under lease.

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NEWS RELEASE – August 3, 2011   Page 3

HAVERTY FURNITURE COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data – Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$143,094	$145,075	$297,265	$301,111
Cost of goods sold	69,688	70,800	144,908	145,571
Gross profit	73,406	74,275	152,357	155,540
Credit service charges	119	184	253	398
Gross profit and other revenue	73,525	74,459	152,610	155,938

Expenses:
Selling, general and administrative	74,369	74,875	153,837	153,753
Interest, net	178	206	400	414
Provision for doubtful accounts	82	43	101	206
Other (income) expense, net	(86)	(8)	(184)	(210)
	74,543	75,116	154,154	154,163

Income (loss) before income taxes	(1,018)	(657)	(1,544)	1,775
Income tax expense (benefit)	(76)	(51)	68	27
Net income (loss)	$(942)	$(606)	$(1,612)	$1,748

Basic and diluted earnings (loss) per share:
Common Stock	$(0.04)	$(0.03)	$(0.07)	$0.08
Class A Common Stock	$(0.04)	$(0.03)	$(0.07)	$0.08

Basic weighted average shares outstanding:
Common Stock	18,600	18,060	18,567	17,820
Class A Common Stock	3,314	3,673	3,323	3,773

Diluted weighted average shares outstanding:
Common Stock	18,600	18,060	18,567	21,945
Class A Common Stock	3,314	3,673	3,323	3,773

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NEWS RELEASE – August 3, 2011  Page 4

HAVERTY FURNITURE COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2011	December 31, 2010	June 30, 2010
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$62,015	$58,045	$62,141
Restricted cash and cash equivalents	6,811	—	—
Accounts receivable	11,635	13,778	13,721
Inventories	84,749	91,938	89,002
Prepaid expenses	9,338	7,685	9,638
Other current assets	3,469	5,489	5,674
Total current assets	178,017	176,935	180,176
Accounts receivable, long-term	495	588	614
Property and equipment	170,491	175,511	170,608
Deferred income taxes	11,524	11,524	10,685
Other assets	5,311	5,681	5,618
	$365,838	$370,239	$367,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,956	$18,088	$18,007
Customer deposits	16,891	13,585	17,862
Accrued liabilities	27,413	31,357	29,598
Deferred income taxes	7,052	7,052	7,615
Current portion of lease obligations	541	525	406
Total current liabilities	67,853	70,607	73,488
Lease obligations, less current portion	8,299	8,574	6,609
Other liabilities	36,193	37,876	37,109
Total liabilities	112,345	117,057	117,206

Stockholders’ equity	253,493	253,182	250,495
	$365,838	$370,239	$367,701

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NEWS RELEASE – August 3, 2011  Page 5

HAVERTY FURNITURE COMPANIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$(1,612)	$1,748
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,020	8,528
Share-based compensation expense	1,076	1,008
Provision for doubtful accounts	101	206
Deferred income taxes	—	(1,706)
Net gain on sale of property and equipment	(21)	(117)
Other	262	(169)
Changes in operating assets and liabilities:
Accounts receivable	2,135	1,602
Inventories	7,189	4,299
Customer deposits	3,306	3,860
Other assets and liabilities	(225)	473
Accounts payable and accrued liabilities	(6,076)	(1,684)
Net cash provided by operating activities	15,155	18,048

Cash Flows from Investing Activities:
Capital expenditures	(3,994)	(3,137)
Restricted cash and cash equivalents	(6,811)	—
Proceeds from sale of property and equipment	21	206
Net cash used in investing activities	(10,784)	(2,931)

Cash Flows from Financing Activities:
Payments on lease obligations	(259)	(168)
Proceeds from exercise of stock options	270	3,319
Other financing activities	(412)	(593)
Net cash provided by (used in) financing activities	(401)	2,558
Increase in cash and cash equivalents during the period	3,970	17,675
Cash and cash equivalents at beginning of period	58,045	44,466
Cash and cash equivalents at end of period	$62,015	$62,141

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NEWS RELEASE – August 3, 2011  Page 6

We report our earnings per share using the two-class method.  The income or loss per share for each class of common stock is calculated assuming 100% of our earnings or losses are distributed as dividends to each class of common stock based on their contractual rights.

The Common Stock of the Company has a preferential dividend rate of at least 105% of the dividend paid on the Class A Common Stock. The Class A Common Stock, which has ten votes per share as opposed to one vote per share for the Common Stock (on all matters other than the election of directors), may be converted at any time on a one-for-one basis into Common Stock at the option of the holder of the Class A Common Stock.

The following is a reconciliation of the earnings (loss) and number of shares used in calculating the diluted earnings (loss) per share for Common Stock and Class A Common Stock (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Numerator:
Common:
Distributed earnings	$—	$—	$—	$—
Undistributed earnings (loss)	(805)	(508)	(1,377)	1,455
Basic	(805)	(508)	(1,377)	1,455
Class A Common earnings (loss)	—	—	—	293
Diluted	$(805)	$(508)	$(1,377)	$1,748

Class A Common:
Distributed earnings	$—	$—	$—	$—
Undistributed earnings (loss)	(137)	(98)	(235)	293
	$(137)	$(98)	$(235)	$293

Denominator:
Common:
Weighted average shares outstanding - basic	18,600	18,060	18,567	17,820
Assumed conversion of Class A Common Stock	—	—	—	3,773
Dilutive options, awards and common stock equivalents	—	—	—	352

Total weighted-average diluted Common Stock	18,600	18,060	18,567	21,945

Class A Common:
Weighted average shares outstanding	3,314	3,673	3,323	3,773

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NEWS RELEASE – August 3, 2011  Page 7

The following details the shares excluded from the denominator in the above computation of diluted earnings (loss) per share because their inclusion would be antidilutive (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Assumed conversion of Class A Common Stock	3,314	3,673	3,323	—
Dilutive options, awards and common stock equivalents	223	341	237	—
Excluded because of net loss position for period	3,537	4,014	3,560	—

Excluded due to the options’ exercise prices being greater than the average market price	796	880	801	886

Havertys, established in 1885, is a full-service home furnishings retailer with 118 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

The company will sponsor a conference call Thursday, August 4, 2011 at 10:00 a.m. Eastern Daylight Time to review the results.  Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

Contact:

Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Haverty Furniture Companies, Inc.